EXHIBIT 99.1

Harsco Corporation Makes Senior Management Appointments in Support of Company's Continued Growth

HARRISBURG, Pa., Jan. 26, 2006 (PRIMEZONE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) announced today that its Board of Directors has, at its regular meeting held this week, approved several senior management appointments within the Company's corporate and operations leadership structure to support Harsco's accelerating business growth.

The Board approved the appointment of Salvatore D. Fazzolari as President of the Company in addition to his continuing role as Chief Financial Officer and Treasurer, a position he has held since 1999. Mr. Fazzolari has held a number of senior financial management positions within the Company during his more than 25 years of service and was elected to the Board of Directors in January 2002.

The Board also approved the appointments of Richard C. Neuffer as President of the Company's Engineered Products and Services business group, and James E. Cline as President of the Company's Harsco GasServ business group. Both Mr. Neuffer and Mr. Cline have held increasingly senior management roles in their respective parts of Harsco's operations, most recently at the Vice President and General Manager level.

In addition, the Board approved James M. Demitrieus as President of the Company's Patent Construction Systems division, where he will assume senior leadership responsibility for advancing Patent's growth within the Access Services business group. Mr. Demitrieus brings more than 30 years of international and corporate executive management experience to his position and most recently led the strategic turnaround and international expansion of a substantial construction services company based in Canada. Robert Safier will continue to serve the Patent division as Executive Vice President and General Manager in charge of operations.

Announcing the appointments, Harsco Chairman and Chief Executive Officer Derek C. Hathaway said, "Harsco's continuing growth necessitates a constant review of our organizational structure and apportionment of responsibilities. These appointments are a reflection of our ongoing reorganization and management change initiatives, designed to increase our operating and administrative efficiencies. As we continue to execute our growth strategies and deliver on our commitments for increased value to our stockholders, I believe this modified structure will best serve the needs of the Company in the medium term."

Harsco Corporation is a diversified, worldwide industrial services and products company with four market-leading business groups that provide mill services, access services, engineered products and services, and gas containment and control technologies to customers around the globe. The Company employs approximately 21,000 people in over 45 countries of operation. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=361

CONTACT: Harsco Corporation
         Media Contact
         Kenneth D. Julian
         (717) 730-3683
         kjulian@harsco.com

         Investor Contact
         Eugene M. Truett
         (717) 975-5677
         etruett@harsco.com